EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                                                                       Fiscal Year Ended December
                                                    Three Quarters   --------------------------------------------------------------
                                                    Ended 9/28/97          1996         1995         1994         1993         1992
                                                    --------------   ----------   ----------   ----------   ----------   ----------
Income from continuing operations before
   cumulative effects of accounting changes         $      280,215   $  282,750   $  245,458   $  233,149   $  204,646   $  179,534

Add:
     Income tax expense                                    191,266      191,663      167,076      158,698      142,212      120,089
     Losses on equity investments                           22,840       13,281       13,209        9,739        1,857        1,903
                                                    --------------   ----------   ----------   ----------   ----------   ----------
        Subtotal                                           494,321      487,694      425,743      401,586      348,715      301,526
                                                    --------------   ----------   ----------   ----------   ----------   ----------

Fixed charge adjustments
  Add:
     Interest expense                                       63,994       47,779       21,814       20,585       24,660       35,301
     Amortization of capitalized interest                    1,559        2,108        2,253        2,362        2,392        2,434
     Interest component of rental expense (A)                7,326        9,362        8,200        8,236        8,732        8,182
                                                    --------------   ----------   ----------   ----------   ----------   ----------
Earnings, as adjusted                               $      567,200   $  546,943   $  458,010   $  432,769   $  384,499   $  347,443
                                                    ==============   ==========   ==========   ==========   ==========   ==========

Fixed charges:
     Interest expense                               $       63,994   $   47,779   $   21,814   $   20,585   $   24,660   $   35,301
     Interest capitalized                                      224          168          610            -        1,099        1,092
     Interest component of rental expense (A)                7,326        9,362        8,200        8,236        8,732        8,182
     Interest related to guaranteed ESOP debt (B)           13,445       20,134       22,057       24,017       25,742       27,019
                                                    --------------   ----------   ----------   ----------   ----------   ----------
Total fixed charges                                 $       84,989   $   77,443   $   52,681   $   52,838   $   60,233   $   71,594
                                                    ==============   ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed Charges                             6.7          7.1          8.7          8.2          6.4          4.9
                                                    ==============   ==========   ==========   ==========   ==========   ==========


 (A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
     (ESOP).